Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice President

Office:  (503) 257-8766, Ext. 279

Fax:  (800) 754-6187 / E-mail:  dantierney@trm.com

TRM Completes UK / US Acquisitions

Portland, Oregon:  2 April 2004 — TRM Corporation (NASDAQ: TRMM) today announced that it has completed the acquisition of two ATM networks in the United Kingdom and the United States.

In the United Kingdom, TRM purchased all outstanding shares of Inkas Financial Corp. Ltd. (“Inkas”), an independent ATM company with 450 sites comprised of both merchant-owned and full-placement programs.  The purchase price was paid in cash.  The addition of Inkas is expected to be accretive on an earnings per share basis and will increase the company’s ATM estate in the UK by 20% to 2,600, while adding $4.75 million dollars in estimated annual gross revenue which represents approximately 20% of the existing UK ATM business.  As a result of the acquisition, TRM will also receive one of six Triton ATM hardware distributorships in the United Kingdom.

In the United States, TRM acquired 20 ATMs operating primarily in high traffic west coast shopping centers.  The portfolio was purchased for cash and is expected to be accretive on an earnings per share basis.  As a result of the acquisition, TRM also assumed its first management contract for bank-owned ATMs.

These transactions reflect the Company’s ongoing interest in strategic expansion as a complement to organic growth in the ATM marketplace.

TRM Corporation is a consumer services company that has provided convenience banking (ATM) and photocopying solutions for more than 20 years.  TRM’s customer base has grown to 20,000 retailers throughout the United States and 30,000 locations world wide, including over 5,000 locations across the United Kingdom.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the

Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.